ALMADEN MINERALS LTD.

(the “Company”)

SECURITIES TRADING POLICY

Introduction

This policy is intended to raise the general level of awareness of the trading and confidentiality obligations of employees, officers and directors of Almaden Minerals Ltd.

In this policy, the Company includes any subsidiary of the Company.

Broadly speaking, an employee, officer or member of the Board of Directors of the Company with knowledge of material undisclosed corporate information may not trade in securities of the Company or otherwise use or selectively disclose the information until the information is publicly known. In order to reduce potential exposure for liability under securities laws, employees, officers and board members must not trade in the Company s securities during

1.

the Blackout Periods described in this policy; and

2.

when advised not to do so by the CEO or the Chair of the Independent Board as a result of the existence of material undisclosed information.

Breaches of confidentiality and violations of insider trading and tipping laws carry severe consequences both for the Company and the individuals involved. Therefore, all employees, officers and directors of the Company must comply with the provisions and procedures of this policy.

This policy also reinforces the Company’s commitment to guard its confidential information. The ethical and business principles underlying this policy may extend beyond even the stringent requirements of applicable securities laws.

Definitions

“Blackout Period” is:

•

the period beginning 5 business days before the announcement of the financial results for the end of each fiscal quarter of the Company and ending at the end of the business day after the day of the announcement of the financial results for the quarter and, in respect of the fourth quarter, the financial results for the year; and

•

for all other Company announcements of Material Information, the period beginning on the day of the announcement and ending at the end of the business day after the day of the announcement.

A member of senior management will be considered as the “Information Officer”, who is responsible for designating a period as a Blackout Period.

“Employees” means all individuals currently employed by the Company or any of its direct or indirect affiliates or under contract to Almaden or any of its direct or indirect  affiliates, and includes the spouses, and other individuals residing in the same home, of such individuals.

“Information Officer” means the individual designated by the Board of Directors of the Company whom employees or insiders may contact to determine whether or not they may execute trades in the market or reveal Undisclosed Material Information in the necessary course of business.

“Insider” means all directors, senior officers or any other individual who performs a similar function and any person or company that beneficially owns or exercises control or direction over 10% or more of the common shares of the Company. Note that the trading restrictions described above cover individuals that are in a special relationship with the Company which is a broader category than insiders. The insider designation identifies those individuals who are required by law to publicly disclose their trades.

'Material Change” means a change in the business, operations or capital of the Company that would reasonably be expected to have a significant affect on the market price or value of any of the securities of the Company and includes a decision to implement the change by the Board of Directors or by senior management who believe that confirmation of the decision by the Board is probable.

“Material Fact” means a fact that significantly affects or would reasonably be expected to have a significant affect on the market price or value of the Company’s securities.

“Material Information” means any information (Material Fact or Material Change) relating to the business and affairs of the Company that: (i) results in or would reasonably be expected to result in a significant change in the market price or value of any of the Company’s securities; or (ii) would be considered important by investors in making decisions whether to purchase, sell or hold securities of the Company.

“Pending Material Developments” means a proposed transaction of the Company that would constitute Material Information, however, a decision to proceed with the transaction has not been made by the Board of Directors or by senior management with the expectation of concurrence from the Board.

“Special Relationship Person” means:

(a) a person or company that is, currently or formerly, an Insider, affiliate or associate of:

(i) the Company;

(ii) a person or company that is proposing to make a take-over bid for the securities of the Company; or

(iii) a person or company that is proposing to become a party to a business combination with the Company or to acquire a substantial portion of its property;

(b) a person or company that is engaging in or proposes to engage in any business or professional activity with or on behalf of the Company or with or on behalf of a person or company described in subclause (a)(ii) or (iii);

(c) a person who is an Employee of the Company or of a person or company described in subclause (a)(ii) or (iii) or clause (b);

(d) a person or company that learned of the material fact or material change with respect to the Company while the person or company was a person or company described in clause (a), (b) or (c);

(e) a person or company that learns of a material fact or material change with respect to the Company from any other person or company described in this subsection, including a person or company described in this clause, and knows or ought reasonably to have known, that the other person or company is a person or company in such a relationship.

“Undisclosed Material Information” means Material Information pertaining to the Company that has not been publicly disclosed or information that has been publicly disclosed, but a reasonable period of time for its dissemination has not passed.

Terms of this Policy

Insider trading is a complex area of the law. There are many circumstances in which an individual legitimately may be unsure about the application of this policy. In these situations, a simple question may forestall disciplinary action or complex legal problems. If there is any question or concern with respect to the application of this policy to any employee or insider or to any particular circumstance, the Information Officer should be contacted for guidance.

Information Officer

For purposes of this policy and until the designation is changed by the Board of Directors of the Company , Duane Poliquin (CEO) and Morgan Poliquin (OO) have each been  designated as the Information Officer and can be contacted at (604) 689-7644. When Special Relationship Persons have concerns about whether or not certain information is Undisclosed Material Information, they should contact the Information Officer to obtain permission before executing any trades in securities of the Company. If the information is such that it would influence Special Relationship to buy or sell securities of the Company then that fact alone suggests that it is Material Information. Special Relationship Persons should err on the side of caution in such matters.

Trading in Securities of the Company

Under applicable securities laws, a person in a Special Relationship with the Company may not trade in securities of the Company if the person knows material information with respect to the Company that has not been generally disclosed to the public. If the person trades securities of the Company in such a circumstance, the person may be liable to compensate the seller or purchaser of the securities, as the case may be, for damages resulting from the sale. A trade includes a purchase or sale of securities, an offer or solicitation to purchase or sell securities and an exercise of an option, warrant or other convertible security.

Material Information

Any information relating to the Company or its business and affairs that would have, or would reasonably be expected to have, a significant effect on the value or market price of the Company’s securities is material information. This includes information about significant changes to senior management, financial results, decisions concerning dividends, major acquisitions or dispositions, investments, sales or restructurings, and the acquisition or loss of important contracts.

Rule Against Tipping

No employee, officer or board member with knowledge of material information with respect to the Company that has not been generally disclosed to the public may inform or tip others of such information, except in the necessary course of business as required in order to carry out the duties of the person s office or employment with the Company.

Rule as it Applies to Other Entities

Where the Company is involved in an undisclosed transaction with another entity, which may be a material transaction, each employee, officer and board member of the Company may be in a special relationship with the other entity and, therefore, cannot trade in securities of the other entity using knowledge pertaining to the transaction.

When Information Becomes Public

Information is considered to become public when it has been released to the public through appropriate channels, such as by news release or public statements by senior officers. In recognition of the need to ensure that enough time has elapsed to permit the investment community to absorb and evaluate information, the Company has established Blackout Periods during which employees, officers and board members may not trade in the Company’s securities.

Trading Outside Blackout Periods

Because at any time outside the Blackout Periods there may exist material corporate information that has not been publicly disclosed and which might significantly affect the price or value of the Company’s securities, any trades by an insider or by an employee who may have access to this information should be pre-cleared with either the CEO or the Chair of the Independent Board.

Notification of Trades

All trades of securities by an officer or board member, or any of his or her associates, must be reported by the officer or director within three days to either the CEO or the Chair of the Independent Board.

Insider Trading Reporting

It is the personal duty of each of the Company’s board members, senior officers and other insiders to file insider reports following any trade or other change in holdings of securities of the Company (including the exercise of any options) in accordance with securities laws. If a board member or officer requires assistance with filing procedures the Company will provide it but the provision or non-provision of such assistance will not relieve the individual responsible or board member or officer to file insider reports in a timely and accurate manner. Currently, insider reports must be filed within 10 days after a change in direct or indirect beneficial ownership of, or control or direction over, the Company’s securities. Insider trading reports must be filed electronically under the electronic filing system known as SEDI. Registration of the Company’s insiders under SEDI is available through the Company’s counsel, William J. Worrall, Q.C. Law Corporation.

Individual Responsibility

Each insider or person in a special relationship with the Company has the individual responsibility to comply with this policy and applicable securities laws. The guidelines set forth in this policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company s securities.

Penalties

If Special Relationship Persons were caught trading on Undisclosed Material Information it would cause great embarrassment to the Company.  As a result, the Company may take its own disciplinary actions, including termination of employment or association or implementation of a probationary period. The Company will also report the matter to the appropriate regulatory authorities.

The prohibition against trading on Undisclosed Material Information as set forth in Canadian securities legislation can be enforced through a wide range of penalties, including:

(a) fines of up to three times any profit made or loss avoided, or $5 million Canadian, whichever is greater and/or penal sanctions including imprisonment of not more than 5 years less a day;

(b) civil actions for damages;

(c) an accounting to the Company for any benefit or advantage received; and

(d) administrative sanctions by securities commissions, such as cease trade orders and removal of exemptions.

Policy Review

The Company will review this policy annually to ensure that it is achieving its purpose. Based on the results of the review, the policy may be revised accordingly.